EXHIBIT 10.39

CSG SYSTEMS, INC.

WEALTH ACCUMULATION PLAN

[This document restates and further amends, as of August 15, 2008,

the CSG Systems, Inc. Wealth Accumulation Plan,

as such Plan previously was amended through August 14, 2007.]

ARTICLE I

PURPOSE

The purpose of the CSG Systems, Inc. Wealth Accumulation Plan (the “Plan”) is to enable CSG Systems, Inc. and other participating Employers to attract and retain a select group of executive employees with exceptional ability by offering such executive employees a means of enhancing their compensation, building their net worth, and supplementing their retirement funds through the deferral of a portion of their compensation.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Base Salary. “Base Salary” means all regular cash compensation for services, other than Incentive Compensation, payable by an Employer to a Participant during a Plan Year (before taking into account any deferral pursuant to the Plan and without taking into account any other compensation or benefit program of such Employer).

2.2 Beneficiary. “Beneficiary” or “Beneficiaries” means the person, persons, entity, or entities designated by a Participant pursuant to Article VIII, or otherwise provided in Article VIII, to receive any benefits payable under the Plan in the event of such Participant’s death.

2.3 Board. “Board” means the Board of Directors of Systems.

2.4 Change of Control of Systems. “Change of Control of Systems” means the occurrence of any of the following events:

(a)	International is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the owners of a majority of the outstanding shares of voting capital stock of International immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation,

(b)	International ceases to own (directly or indirectly) a majority of the outstanding shares of voting capital stock of Systems (unless such event results from the merger of Systems into International, with no change in the ownership of the voting capital stock of International, or from the dissolution of Systems and the continuation of its business by International),

(c)	Systems is merged or consolidated into a corporation other than International, and at any time after such merger or consolidation becomes effective International does not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation,

(d)	Systems dissolves (unless the business of Systems will be continued by International) or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common ownership or control (directly or indirectly) with Systems),

(e)	any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty-five percent (35%) or more of the outstanding voting capital stock of International,

(f)	International dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common ownership or control (directly or indirectly) with International), or

(g)	during any 12-month period, individuals who at the beginning of such period constituted the Board of Directors of International cease, for any reason, to constitute at least a majority of the Board of Directors of International, unless the election or nomination for election of each new director of International who took office during such period was approved by a majority of the directors of International still in office at the time of such election or nomination for election who were directors of International at the beginning of such period.

The foregoing provisions of this Section 2.4 shall be construed and applied in such a manner as to comply with any applicable United States Treasury Regulations or Internal Revenue Service guidance issued with respect to Section 409A of the Code. Any of the foregoing provisions of this Section 2.4 which are not in compliance with such Treasury Regulations or Internal Revenue Service guidance shall have no force or effect.

2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.6 Committee. “Committee” means the Wealth Accumulation Plan Committee appointed by or at the direction of the Board to perform the duties set forth in Article III.

2.7 Deemed Investment. “Deemed Investment” means a bookkeeping device which (a) corresponds to a Fund that is a permitted investment under the CSG Incentive Savings Plan (a 401(k) plan of Systems) and (b) is used by an Employer to determine the balance in a Participant’s Deferral Account.

2.8 Deferral Account. “Deferral Account” means an account established and maintained for a Participant on the books of an Employer pursuant to Section 5.1. Whenever the context requires, “Deferral Account” shall mean and separately refer to the Deferral Credits Sub-Account and the Employer Credits Sub-Account of a Deferral Account.

2.9 Deferral Agreement. “Deferral Agreement” means an agreement signed and filed with the Committee by a Participant pursuant to Article IV.

2.10 Deferral Benefit. “Deferral Benefit” means the benefit payable under the Plan to a Participant or a Participant’s Beneficiary, as provided in Article VII.

2.11 Deferral Credits. “Deferral Credits” means the credits to a Participant’s Deferral Account made pursuant to Section 5.2.

2.12 Deferral Credits Sub-Account. “Deferral Credits Sub-Account” means a sub-account of a Participant’s Deferral Account to which such Participant’s Deferral Credits are credited.

2.13 Disability. “Disability” with respect to a Participant means that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, (a) unable to engage in any substantial gainful activity, (b) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of such Participant’s Employer, or (c) if no such accident and health plan is in existence, determined to be totally disabled under the federal social security disability insurance program.

2.14 Eligible Executive. “Eligible Executive” means an executive employee of an Employer who is a Vice President, Senior Vice President, or more senior executive employee of such Employer.

2.15 Employer. “Employer” means Systems, International, Prairie Interactive Messaging, Inc., and any other Subsidiary (now in existence or hereafter formed or acquired) that has been selected by the Committee to participate in the Plan and has adopted the Plan as a participating employer.

2.16 Employer Credits. “Employer Credits” means the credits to a Participant’s Deferral Account made pursuant to Section 5.3.

2.17 Employer Credits Sub-Account. “Employer Credits Sub-Account” means a sub-account of a Participant’s Deferral Account to which such Participant’s Employer Credits are credited.

2.18 Fund. “Fund” means an open-end management investment company or an individual series thereof (a mutual fund) whose shares or units are available for purchase by the public.

2.19 Incentive Compensation. “Incentive Compensation” means any cash bonus or commission payable by an Employer to a Participant employed by such Employer for a Plan Year in addition to such Participant’s Base Salary payable during such Plan Year (before taking into account any deferral pursuant to the Plan and without taking into account any other compensation or benefit program of such Employer).

2.20 International. “International” means CSG Systems International, Inc., a Delaware corporation.

2.21 Normal Retirement Age. “Normal Retirement Age” means age 65.

2.22 Participant. “Participant” means an Eligible Executive who has elected to participate in the Plan by entering into a Deferral Agreement for any Plan Year or portion thereof.

2.23 Plan Year. “Plan Year” means the calendar year, except that the first Plan Year began on September 1, 1996, and ended on December 31, 1996.

2.24 Subsidiary. “Subsidiary” means, at a particular time, a corporation or other entity, domestic or foreign, of which not less than fifty percent (50%) of the voting shares or other voting interests are beneficially owned, either directly or indirectly through another corporation or entity, by International.

2.25 Systems. “Systems” means CSG Systems, Inc., a Delaware corporation.

2.26 Termination of Employment. “Termination of Employment” means the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Disability or death, as determined in accordance with Section 409A of the Code.

2.27 Unforeseeable Emergency. “Unforeseeable Emergency” with respect to a Participant or Beneficiary means a severe financial hardship to the Participant or Beneficiary resulting from (a) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant or Beneficiary, (b) loss of the Participant’s or Beneficiary’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary as may be specified in any United States Treasury Regulations or Internal Revenue Service guidance issued with respect to Section 409A of the Code.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 Administration. The Plan shall be administered on behalf of all Employers by the Committee or its delegate. The Committee or its delegate shall have the authority to interpret the Plan, to make, amend, interpret, apply, and enforce all appropriate rules and regulations for the administration and operation of the Plan, to prescribe forms for use in connection with the Plan, and to decide any and all questions which may arise in connection with the Plan. Any delegate of the Committee for purposes of administration of the Plan shall not make any discretionary decision on behalf of the Committee which pertains specifically to such delegate as a Participant.

3.2 Binding Effect of Decisions. The decision or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, operation, or interpretation of the Plan and the rules and regulations promulgated under the Plan shall be final, conclusive, and binding upon all persons having any interest in the Plan, unless a written claim with respect to such decision or action is filed by the affected Participant or Beneficiary in accordance with Article XI. Upon the timely filing of such claim, the Committee shall follow the procedures set forth in Article XI with respect to such claim.

3.3 Expenses of Administration. The Employers shall pay all expenses of administering the Plan, and the Participants shall not bear any of such expenses.

3.4 Compliance With Section 409A. The actions of the Committee or its delegate pursuant to this Article III at all times shall comply with the applicable requirements of Section 409A of the Code and any United States Treasury Regulations or Internal Revenue Service guidance issued with respect to such Section 409A.

ARTICLE IV

ELECTIVE DEFERRALS

4.1 Election to Participate in Plan. An Eligible Executive may elect to participate in the Plan by signing and filing with the Committee or its delegate a Deferral Agreement in the form prescribed by the Committee or its delegate. Except as otherwise provided in Section 4.2, to be effective, a Deferral Agreement must be filed with the Committee or its delegate not later than December 15 of the calendar year immediately preceding the Plan Year to which such Deferral Agreement applies; and, if timely filed, such Deferral Agreement will become effective as of the first day of such Plan Year and remain in effect in accordance with Section 4.4. An Eligible Executive may enter into a new Deferral Agreement for each Plan Year.

4.2 Initial Deferral Agreement. An employee who becomes an Eligible Executive during a Plan Year may elect to participate in the Plan by signing and filing with the Committee or its delegate a Deferral Agreement in the form prescribed by the Committee or its delegate. To be effective in such case, a Deferral Agreement must be filed with the Committee or its delegate not later than thirty (30) days after such employee becomes an Eligible Executive and may provide for the deferral of a portion of the Eligible Executive’s Base Salary earned during such Plan Year after the filing of such Deferral Agreement.

4.3 Compensation Which May Be Deferred. A Deferral Agreement signed and filed with the Committee by an Eligible Executive may provide for the deferral of not less than five percent (5%) and not more than twenty-five percent (25%) of the Eligible Executive’s Base Salary payable during the Plan Year to which such Deferral Agreement pertains and not less than five percent (5%) and not more than one hundred percent (100%) of the Eligible Executive’s Incentive Compensation for the Plan Year to which such Deferral Agreement pertains. Notwithstanding the provisions of the first sentence of this Section 4.3, in the case of Eligible Executives other than the Chairman of the Board, the Chief Executive Officer, the President, an Executive Vice President, and the Chief Financial Officer of Systems or International, the maximum aggregate amount of Base Salary and Incentive Compensation which an Eligible Executive may defer for any Plan Year is $50,000; and if any Deferral Agreement would result in the deferral of an aggregate amount greater than $50,000 for any Plan Year, then the actual deferral for such Plan Year shall be limited to $50,000. Notwithstanding the provisions of the first sentence of this Section 4.3, in the case of an Eligible Executive who is the Chairman of the Board, the Chief Executive Officer, the President, an Executive Vice President, or the Chief Financial Officer of Systems or International, the maximum aggregate amount of Base Salary and Incentive Compensation which such Eligible Executive may defer for any Plan Year is $700,000; and if any Deferral Agreement would result in the deferral of an aggregate amount greater than $700,000 for any Plan Year, then the actual deferral for such Plan Year shall be limited to $700,000. Except as otherwise provided in the Plan, a signed Deferral Agreement shall become irrevocable upon its timely filing with the Committee or its delegate. Subject to the provisions of Sections 4.1 and 4.2, the Compensation Committee of the Board of Directors of International, in its absolute discretion, may increase the maximum permitted deferral amount for any Plan Year for any one or more Eligible Executives. Notwithstanding the foregoing, any exercise of discretion by the Compensation Committee of the Board of Directors of International to increase the maximum permitted deferral amount for any Plan Year for any one or more Eligible Executives shall only be effective with respect to one or more future Plan Years (or such other period permitted under Section 409A of the Code).

4.4 Period Covered by Deferral Agreement. Effective for Plan Years beginning on and after January 1, 2009, a Deferral Agreement shall be in effect solely for the single Plan Year (or portion thereof) to which it applies. However, a Deferral Agreement automatically shall terminate prospectively if a Participant ceases to be an Eligible Executive or upon the termination of a Participant’s employment with all Employers for any reason, including but not limited to death, Disability, or retirement. A Deferral Agreement signed by an Eligible Executive and filed with the Committee or its delegate prior to January 1, 2008, which covered more than one Plan Year (a “Multi-Year Agreement”) shall remain effective in all respects for Plan Years covered by such Multi-Year Agreement which end prior to January 1, 2009, but shall not be effective for any Plan Year beginning after December 31, 2008; and such Eligible Executive may sign and file a new Deferral Agreement for any Plan Year beginning after December 31, 2008, in accordance with Section 4.1.

4.5 Amendment of Deferral Agreement. A Participant may amend a Deferral Agreement only as follows:

(a)	On or before December 31, 2008, in accordance with Internal Revenue Service Notice 2007-86 and the extension of transition relief provided therein, a Participant may amend a Deferral Agreement for the purpose of changing either or both of (i) the currently effective method of benefit payment elected by such Participant in such Deferral Agreement for Plan years ending prior to January 1, 2009, and (ii) the currently effective time of payment of Deferral Benefits elected by such Participant in such Deferral Agreement for Plan Years ending prior to January 1, 2009; provided, that any such amendment shall apply only to amounts that would be paid after December 31, 2008, and more than twelve (12) months after the date of such amendment in the absence of such amendment.

(b)	After December 31, 2008, a Participant may amend a Deferral Agreement covering a Plan Year beginning after December 31, 2008, one (1) time for the purpose of changing either or both of (i) the currently effective method of benefit payment under Section 7.5 elected by such Participant in such Deferral Agreement and (ii) the time of payment of a Deferral Benefit established by Section 7.7; provided, (A) that any Deferral Agreement which is amended for either such purpose must be signed and delivered to the Committee or its delegate by the Participant at least twelve (12) months before the date on which the first amount was scheduled to be paid under such currently effective method of payment, (B) that any such amended election of the method or time of payment of a Participant’s Deferral Benefit shall not take effect until at least twelve (12) months after the date on which such amended election is made, and (C) that each payment to be made pursuant to such amended election must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made had such amended election not been made.

4.6 Effect on Other Plans. An Employer shall not make a supplemental payment to any Participant employed by such Employer to offset any reduction in benefits under any other employee benefit plan of such Employer which results from the deferral of Base Salary or Incentive Compensation pursuant to the Plan. However, an Employer shall compute life insurance and disability benefits for any Participant employed by such Employer payable under any employee benefit plan of such Employer which is based on compensation without reduction for the amount of any Base Salary or Incentive Compensation deferred pursuant to the Plan.

4.7 Suspension of Elective Deferral. The Committee or its delegate, in its sole and absolute discretion, may prospectively suspend the effectiveness of a Participant’s Deferral Agreement upon the written request of such Participant based upon the occurrence of an Unforeseeable Emergency with respect to such Participant.

ARTICLE V

DEFERRAL ACCOUNT AND CREDITS

5.1 Establishment of Deferral Account. An Employer shall establish and maintain on its books a separate Deferral Account for each Participant employed by such Employer, and each Deferral Account shall have a Deferral Credits Sub-Account and an Employer Credits Sub-Account. A Participant who has entered into more than one Deferral Agreement shall have a separate Deferral Account for each Deferral Agreement. A Participant’s Deferral Account and its Sub-Accounts shall be used solely as a bookkeeping device for purposes of the Plan and shall not constitute or be treated as a trust fund or reserve of any kind or require the segregation or investment of any assets of such Participant’s Employer. Each Deferral Account established for a Participant shall be administered separately in accordance with the provisions of the Plan.

5.2 Deferral Credits. At the end of each payroll period, an Employer shall credit to the Deferral Credits Sub-Account of each Participant employed by such Employer who has entered into a Deferral Agreement applicable to Base Salary or Incentive Compensation payable during such payroll period an amount equal to the Base Salary and Incentive Compensation of such Participant deferred for such payroll period pursuant to the Plan and such Deferral Agreement. To the extent that such Employer is required pursuant to any state, federal, or local law to withhold any taxes or other amounts in respect of such deferred Base Salary or Incentive Compensation, such taxes or other amounts shall be withheld from that portion of the Participant’s compensation which is not deferred under the Plan or shall be paid to such Employer in cash by the Participant.

5.3 Employer Credits. Concurrently with the crediting of deferred Base Salary or Incentive Compensation amounts pursuant to Section 5.2, an Employer also shall credit to the Employer Credits Sub-Account of each Participant employed by such Employer an amount equal to twenty-five percent (25%) of the deferred Base Salary or Incentive Compensation of such Participant then being credited to such Participant’s Deferral Credits Sub-Account; provided, that the aggregate amount credited to any Participant’s Employer Credits Sub-Account pursuant to this Section 5.3 shall not exceed $6,250 for any one Plan Year. In its absolute discretion, an Employer may make a supplemental credit to the Employer Credits Sub-Accounts of Participants employed by such Employer for any Plan Year in addition to the credit required by the first sentence of this Section 5.3; but the making of any such supplemental credit for any Plan Year shall not entitle any Participant to a supplemental credit for any other Plan Year. Any supplemental credit made by an Employer pursuant to the preceding sentence of this Section 5.3 may be made on a uniform or non-uniform basis among all Participants employed by such Employer or among only some Participants employed by such Employer and may be made to the Employer Credits Sub-Accounts of any one or more Participants employed by such Employer to the exclusion of the Employer Credits Sub-Accounts of any one or more other Participants employed by such Employer. To the extent that an Employer is required pursuant to any state, federal, or local law to withhold any taxes or other amounts in respect of the amounts credited pursuant to this Section 5.3, such taxes or other amounts shall be withheld from that portion of the Participant’s compensation which is not deferred under the Plan or shall be paid to such Employer in cash by the Participant. Notwithstanding the foregoing, any exercise of discretion by an Employer to make a supplemental credit to the Employer Credits Sub-Accounts of Participants employed by such Employer for any Plan Year shall be effective only with respect to one or more future Plan Years (or such other period permitted under Section 409A of the Code).

5.4 Deemed Investments. As a bookkeeping device and solely for the purpose of determining the balance in a Participant’s Deferral Account at any particular time, the amounts credited to a Participant’s Deferral Account from time to time pursuant to Sections 5.2 and 5.3 shall be allocated on the books of such Participant’s Employer to the Deemed Investments selected from time to time by the Participant from among the then permitted Deemed Investments. A Participant shall make and may change such selections in accordance with such procedures as the Committee or its delegate may establish from time to time. If a Participant fails to select a Deemed Investment for all or any portion of such Participant’s Deferral Account, then the Committee or its delegate shall make such selection on behalf of the Participant. The allocation to the Deemed Investments selected by a Participant shall be made on the books of such Participant’s Employer by crediting the Deferral Account of such Participant with that number of units of each such Deemed Investment which results from dividing (a) the dollar amount of (i) that portion of the Participant’s Deferral Account or (ii) that portion of the amount currently being credited which has been allotted by the Participant to such Deemed Investment by (b) the net asset value of the Fund corresponding to such Deemed Investment as of the close of business for such Fund on the date of such crediting (or, if such date is not a business day for such Fund, on the most recently preceding business day for such Fund). The number of units of each Deemed Investment of a Participant shall be increased or decreased as appropriate from time to time to reflect (a) dividends or distributions paid by the Fund which corresponds to the particular Deemed Investment, (b) distributions pursuant to Article VII, (c) changes in the Deemed Investments selected by such Participant, and (d) forfeitures pursuant to Section 6.3. A Participant’s selection of a Deemed Investment shall not obligate such Participant’s Employer to acquire shares or units of the Fund corresponding to such Deemed Investment; and no Participant shall have any rights with respect to or any interest in the shares or units of any Fund which such Participant’s Employer, in its absolute discretion, may elect to acquire.

5.5 Participant’s Account Balance and Value. The balance in and value of a Participant’s Deferral Account as of any date shall be determined by (a) multiplying (i) the number of units of each Deemed Investment then credited to such Deferral Account by (ii) the net asset value of the Fund corresponding to such Deemed Investment as of the close of business for such Fund on such date (or, if such date is not a business day for such Fund, on the most recently preceding business day for such Fund) and (b) adding the products of such multiplications. A Participant’s Deferral Account balance shall be determined, whenever necessary, after the making of all credits to and deductions from such Deferral Account which are to be made pursuant to the Plan prior to or as of the date as of which such Deferral Account balance is being determined, including but not limited to the forfeiture provided for in Section 6.3 if applicable.

5.6 Statement of Account. Each Employer shall provide to each Participant employed by such Employer, within sixty (60) days after the end of each calendar quarter, a statement in such form as the committee or its delegate deems appropriate setting forth the balance in and value of such Participant’s Deferral Account (by Deemed Investment and in total) as of the last day of such calendar quarter.

5.7 Proportionate Decreases in Deemed Investments. Unless otherwise provided by the Committee or its delegate, distributions pursuant to Article VII and deductions pursuant to Section 6.3 shall proportionately decrease all of the Deemed Investments then credited to a Participant’s Deferral Account.

ARTICLE VI

VESTING

6.1 Vesting of Deferral Credits Sub-Account Balance. At all times a Participant shall be fully vested in his or her Deferral Credits Sub-Account balance, and no portion of such Deferral Credits Sub-Account balance shall be subject to forfeiture by such Participant.

6.2 Vesting of Employer Credits Sub-Account Balance. A Participant’s Employer Credits Sub-Account balance shall fully vest in such Participant and become entirely nonforfeitable by such Participant on the first to occur of (i) the death of such Participant, (ii) the termination of such Participant’s employment with all Employers after such Participant has reached Normal Retirement Age, (iii) the termination of such Participant’s employment with all Employers solely by reason of such Participant’s Disability, (iv) the completion by such Participant of three (3) years of continuous employment with the Employers based upon elapsed time, (v) the acceleration of such vesting by action of the Board pursuant to Section 6.4, or (vi) a Change of Control of Systems.

6.3 Forfeiture of Non-Vested Employer Credits Sub-Account Balance. If the Employer Credits Sub-Account balance of a Participant has not become fully vested and entirely nonforfeitable pursuant to Section 6.2 at the time or as a result of the termination of such Participant’s employment with all Employers, then upon the termination of such Participant’s employment with all Employers the entire balance in such Employer Credits Sub-Account automatically shall be forfeited; and neither such Participant nor his or her Beneficiary shall have any further rights with respect to such Employer Credits Sub-Account balance or any amount that previously had been credited to such Employer Credits Sub-Account.

6.4 Accelerated Vesting. The Board reserves the right in its sole and absolute discretion at any time to accelerate the time of vesting of all or any portion of a Participant’s Employer Credits Sub-Account balance that has not yet vested.

ARTICLE VII

PAY-OUT OF DEFERRAL BENEFITS

7.1 Termination of Employment Other Than by Death. Upon the termination of a Participant’s employment with all Employers for any reason other than such Participant’s death, such Participant shall be entitled to receive a Deferral Benefit equal to one hundred percent (100%) of the vested balance in such Participant’s Deferral Account (determined in accordance with Section 5.5) as of the effective date of such termination of employment. A Deferral Benefit under this Section 7.1 shall be payable to such Participant in accordance with Sections 7.5 and 7.7.

7.2 Death. Upon the death of a Participant while he or she is employed by an Employer, such Participant’s Beneficiary or Beneficiaries shall be entitled to receive a Deferral Benefit equal to one hundred percent (100%) of the balance in such Participant’s Deferral Account (determined in accordance with Section 5.5) as of the date of such Participant’s death. A Deferral Benefit under this Section 7.2 shall be payable to such Beneficiary or Beneficiaries in accordance with Sections 7.5 and 7.7. The Deferral Benefit provided for in this Section 7.2 shall be in lieu of all other benefits under the Plan in the event of a Participant’s death. Any Deferral Benefit which becomes payable under this Section 7.2 to a person who is a minor for purposes of the Nebraska Uniform Transfers to Minors Act may instead be paid by such Participant’s Employer to a custodian for such person under such Act.

7.3 Specified Payment Date. At the time that a Participant signs a Deferral Agreement pursuant to Section 4.1 or 4.2, such Participant may elect in such Deferral Agreement to receive as a Deferral Benefit 100% of the vested balance in such Participant’s Deferral Account associated with such Deferral Agreement (determined in accordance with Section 5.5) on the tenth (10th) day of a future calendar month designated by such Participant (a “Specified Payment Date”); provided, that a Specified Payment Date shall be no earlier than the tenth (10th) day of a calendar month which begins at least thirty-six (36) months after the first day of the Plan Year to which such Deferral Agreement applies. A Specified Payment Date may occur either before or after the termination of such Participant’s employment with all Employers. A Deferral Benefit under this Section 7.3 shall be payable to such Participant or his or her Beneficiary or Beneficiaries in accordance with Section 7.7.

7.4 Accelerated Distributions. The Committee or its delegate, in its sole and absolute discretion, may accelerate the time of payment to a Participant or Beneficiary of all or a portion of the then vested balance of such Participant’s Deferral Account upon the written request of a Participant or Beneficiary based upon the occurrence of an Unforeseeable Emergency with respect to such Participant or Beneficiary; however, the aggregate amount of such accelerated payment shall not exceed the amount (as determined under United States Treasury Regulations issued with respect to Section 409A of the Code) necessary to satisfy such emergency plus the amount necessary to pay taxes reasonably anticipated as a result of such accelerated payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of such Participant’s or Beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the written request of the Participant or Beneficiary for a distribution from the Plan on account of an Unforeseeable Emergency is approved, the approved amount shall be distributed in a lump sum payment to the Participant or Beneficiary within 90 days following such approval by the Committee or its delegate (or at such other time permitted under Section 409A of the Code).

7.5 Method of Benefit Payment. At such time as a Deferral Benefit becomes payable pursuant to Section 7.1 or 7.2, a Participant’s Employer shall pay the Deferral Benefit to the Participant involved (or to such Participant’s Beneficiary or Beneficiaries in the case of such Participant’s death) in whichever of the following methods was elected by such Participant in the applicable Deferral Agreement:

(a)	A lump-sum payment; or

(b)	Substantially equal monthly payments over a period of from 2 to 180 months, as specified by such Participant in the applicable Deferral Agreement.

If a Participant did not elect a method of payment in the applicable Deferral Agreement, then the method of payment of such Participant’s applicable Deferral Benefit shall be a lump-sum payment. A payment method elected by a Participant in a Deferral Agreement shall be applicable only to the Deferral Account established by such Participant’s Employer with respect to such Deferral Agreement pursuant to Section 5.1.

7.6 Payments Upon Income Inclusion Under Section 409A of the Code. If, as to a particular Participant, the Plan or any Deferral Agreement at any time fails to meet the requirements of Section 409A of the Code and the United States Treasury Regulations issued with respect to such Section 409A and an amount of income is required to be and is included in such Participant’s income as a result of such failure, then such Participant’s Employer may distribute to such Participant from such Participant’s Deferral Account the amount (but no more than the amount) so included in such Participant’s income at any time after such Participant’s Employer determines that such failure has occurred and such income has been included in such Participant’s income.

7.7 Time and Amount of Payment. A Deferral Benefit with respect to which a Participant has elected a Specified Payment Date pursuant to Section 7.3 shall be payable in a lump sum in accordance with such election on the first practicable regular Employer payroll date occurring after such Specified Payment Date, with the amount of such payment being determined in accordance with Section 5.5 as of the Specified Payment Date. If a Deferral Benefit is to be paid in a lump sum upon the termination of a Participant’s employment with all Employers for any reason including death, then the amount of such Deferral Benefit shall be determined in accordance with Section 5.5 as of the tenth (10th) day of the first calendar month which begins more than six (6) months after the effective date of such termination of employment (the “Lump Sum Determination Date”) and shall be paid on the first practicable regular Employer payroll date occurring after the Lump Sum Determination Date. If a Deferral Benefit is to be paid in substantially equal monthly payments upon the termination of a Participant’s employment with all Employers for any reason including death, then the amount of each monthly payment shall be that fraction of the value of the applicable Deferral Account determined in accordance with Section 5.5 as of the tenth (10th) day of each calendar month during the applicable payment period (an “Installment Determination Date”), beginning with the first calendar month that begins more than six (6) months after the effective date of such termination of employment, whose numerator is one (1) and whose denominator is the then total number of monthly payments remaining to be made. Each such monthly payment shall be made to the Participant or Beneficiary entitled to receive such payment on the first practicable regular Employer payroll date occurring after the Installment Determination Date applicable to such monthly payment. When any action is required to be taken pursuant to this Section 7.7 on or as of a day which is not a regular business day, such action shall be taken on or as of the next day which is a regular business day.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1 Beneficiary Designation. Each Participant shall have the right at any time during his or her lifetime to designate in writing on a form prescribed by the Committee or its delegate any person, persons, entity, or entities as the Beneficiary or Beneficiaries (primary or contingent) to whom benefits under the Plan shall be paid in the event of the Participant’s death prior to full payment of the benefits due the Participant under the Plan. Such form shall be filed with the Committee or its delegate during the Participant’s lifetime and shall become effective when so filed.

8.2 Change of Beneficiary. Any Beneficiary designation made by a Participant may be changed by such Participant at any time during such Participant’s lifetime by the filing of such change in writing on a form prescribed by the Committee or its delegate. Effective upon its filing with the Committee or its delegate prior to a Participant’s death, the most recently filed Beneficiary designation will cancel all Beneficiary designations previously filed by such Participant.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary pursuant to this Article VIII, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, in equal shares by representation:

(a)	The Participant’s surviving spouse;

(b)	The Participant’s descendants; or

(c)	The personal representative of the Participant’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may amend the Plan at any time in whole or in part without terminating the Plan; however, no amendment of the Plan shall decrease any amount already credited to a Deferral Account then in existence without the written consent of the affected Participant.

9.2 Termination. The Board may terminate the Plan at any time. Upon such termination, each Employer shall make the Deferral Account credits required under Article V as of the effective date of the Plan termination, and all Participants thereupon shall be fully vested in their respective Deferral Accounts. Each Employer shall pay to each Participant employed by such Employer or to such Participant’s Beneficiary (if applicable) the balance in such Participant’s Deferral Account twelve (12) months after the effective date of the Plan termination; provided, that, if the Plan termination occurs in connection with a Change of Control of Systems, then each Employer shall pay to each Participant employed by such Employer or to such Participant’s Beneficiary (if applicable) the balance in such Participant’s Deferral Account concurrently with or promptly after the effective date of such Change of Control of Systems. Each Employer shall make all distributions previously scheduled pursuant to a Deferral Agreement to be made after the effective date of the Plan termination and prior to the payment of amounts due under the preceding sentence as a result of the Plan termination to the person entitled thereto at the time and in the form so scheduled.

ARTICLE X

MISCELLANEOUS

10.1 Creditor Status. Participants and their Beneficiaries shall have no legal or equitable rights, interests, or claims in or to any particular property or assets of any Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in or to, any life insurance policies or annuity contracts (or the proceeds therefrom) now owned or which hereafter may be acquired by any Employer (“Policies”). The respective assets of the Employers and such Policies (if any) shall be, and remain, the general and unrestricted assets of the Employers. Participants and their Beneficiaries are and have the status of general unsecured creditors of the Employers, and the Plan constitutes a mere unfunded and unsecured promise of each Employer to make benefit payments in the future to the Participants employed by such Employer or the Beneficiaries of such Participants. Any trust created by an Employer and any assets held in such trust to assist an Employer in meeting its obligations under the Plan shall conform to the terms of the model trust described in Revenue Procedure 92-64 of the Internal Revenue Service.

10.2 Nonassignability. Neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, alienate, hypothecate, or convey in advance of actual receipt any amounts payable under the Plan, or any part thereof, all of which are, and all rights to which are, nonassignable and nontransferable. No part of any amounts payable under the Plan shall, prior to actual payment, either be subject to attachment, garnishment, or seizure for the payment of any debts, judgments, alimony, child support, or separate maintenance owed by a Participant or any other person or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3 Not a Contract of Employment. The terms and conditions of the Plan and of any Deferral Agreement entered into pursuant to the Plan do not and shall not be deemed to constitute a contract of employment between any Employer and a Participant, and a Participant (or a Participant’s Beneficiary) shall have no rights against any Employer under the Plan except as may be specifically provided in the Plan. Moreover, nothing in the Plan shall be deemed to give a Participant any right (i) to be retained in the employ or other service of any Employer for any specific length of time, (ii) to interfere with the right of any Employer to discipline or discharge the Participant at any time, (iii) to hold any particular position or responsibility with any Employer, or (iv) to receive any particular compensation from any Employer.

10.4 Withholding; Payroll Taxes. To the extent required by applicable laws in effect at the time payments are made under the Plan, the Employer making such payments shall withhold from such payments any taxes or other obligations required to be withheld from such payments by federal, state, or local laws.

10.5 Participant Cooperation. Each Participant shall cooperate with such Participant’s Employer by furnishing any and all information requested by such Participant’s Employer to facilitate the payment of benefits under the Plan, by taking such physical examinations as such Participant’s Employer may deem necessary for insurance or other purposes, and by taking such other actions as reasonably may be requested by such Participant’s Employer.

10.6 Incompetency. If the Committee or its delegate reasonably determines that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to manage his or her own affairs because of illness or accident, then any payment due such Participant or Beneficiary (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of such Participant’s Employer, to the person deemed by the Committee or its delegate to have current responsibility for the handling of the affairs of such Participant or Beneficiary. Any such payment shall be a payment for the account of the Participant or Beneficiary and shall be a complete discharge of any liability of such Participant’s Employer therefor.

10.7 Governing Law. The provisions of the Plan shall be governed by and construed according to the laws of the State of Nebraska.

10.8 Number and Gender. Unless the context otherwise requires, for all purposes of the Plan, words in the singular number include their plural, words in the plural include their singular, and words of one gender include the other genders.

10.9 Section Titles. The titles of the various sections of the Plan are for convenient reference only and shall not be considered in the interpretation of the Plan.

10.10 Severability. If any provision of the Plan is determined by any court to be invalid, then such invalidity shall not affect any other provision of the Plan to which effect reasonably can be given without such invalid provision; and for such purpose the provisions of the Plan shall be severable from one another.

10.11 Successors. The provisions of the Plan shall be binding upon and inure to the benefit of the Employers, each Participant, and each Beneficiary and their respective heirs, personal representatives, successors, and permitted assigns (if any).

10.12 Unfunded Plan. The Plan is and shall be unfunded within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) for purposes of Title I of ERISA and for income tax purposes.

10.13 Credit for Prior Service. In the sole discretion of the Committee, a Participant may receive credit for purposes of Section 6.2 for his or her prior employment with an employer whose business is acquired by an Employer.

10.14 Effective Date. The Plan became effective on July 17, 1996, upon its approval by the Board.

10.15. Transfer of Employment. A transfer of a Participant from the employ of one Employer to the employ of another Employer shall not be deemed to be a termination of such Participant’s employment for purposes of the Plan; and such Employers shall arrange (a) for the transfer of such Participant’s Deferral Account from the books of the former Employer to the books of the new Employer, (b) for the continuation of such Participant’s Deferral Agreements under the Plan by such new Employer as if such new Employer had originally been such Participant’s Employer, and (c) for such Participant’s continued Participation in the Plan as if such new Employer had originally been such Participant’s Employer.

10.16 Transition Provisions. The amendments of the Plan approved by the Board on November 16, 1999, will apply to Plan Years beginning after December 31, 1999, and to Deferral Agreements entered into after November 16, 1999. Except as otherwise provided in this Section 10.16, Deferral Agreements in effect on November 16, 1999, will remain in effect in accordance with their terms; however, no deferrals of Base Salary or Incentive Compensation shall be made under such Deferral Agreements for Plan Years after 1999, and as of the first business day of 2000, the balance in a Participant’s Deferral Account as of the close of business on December 31, 1999, shall be transferred to the Deemed Investments selected by such Participant on or before December 31, 1999. The Committee or its delegate shall provide to each Participant who is expected to have a Deferral Account balance on December 31, 1999, a form for making such Deemed Investment selection; if a Participant fails to make such selection by December 31, 1999, then, as of the first business day of 2000, such Participant’s Deferral Account balance shall be transferred to a Deemed Investment selected by the Committee, subject to such Participant’s right to subsequently select other Deemed Investments in accordance with the Plan. For purposes of making the transfer referred to in this Section 10.16, the balance in a Participant’s Deferral Account shall mean the balance in such Participant’s Termination Event Sub-Account (as defined in the Plan prior to the amendment of the Plan on November 16, 1999). Prior to December 31, 1999, each Participant who has entered into a Deferral Agreement in effect for Plan Years prior to 2000 may elect, pursuant to Section 7.3 and on a form provided by the Committee or its delegate, to receive his or her Deferral Benefit under such Deferral Agreement at the end of any Plan Year after 1999 to which such Deferral Agreement originally pertained. A Participant who has entered into a Deferral Agreement which is in effect on November 16, 1999, may enter into a new Deferral Agreement for Plan Years after 1999.

10.17 Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and any amounts payable under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of a Deferral Agreement in any manner and delay the payment of any amounts payable to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code; provided, that the Participant’s Employer shall not be required to assume any increased economic burden. No action so taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and its operation from time to time to the extent the Committee deems necessary for the purpose of complying with Section 409A of the Code.

10.18 Grandfathered Amounts. The terms of the Plan as set forth on October 3, 2004, shall apply to all Deferral Accounts, or portion thereof, that are both earned and vested (as defined in Section 409A of the Code and the final regulations thereunder) on December 31, 2004 (the “Grandfathered Amounts”). The Grandfathered Amounts shall be administered and distributed in accordance with the terms of each applicable Deferral Agreement and the Plan as set forth on October 3, 2004, except to the extent any subsequent modification will not increase the benefit available on December 31, 2004 or any other change permitted under Section 409A of the Code. Notwithstanding the foregoing, the Plan is modified as follows in a manner which is not a material modification for purposes of the final Treasury regulations issued pursuant to Section 409A of the Code:

1. Systems may, from time to time, establish or contribute to a trust from which benefits under the Plan are to be paid in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(A);

2. Systems may, from time to time, modify distributions or amend the Plan with respect to payments to an individual other than the service provider to the extent necessary to comply with a domestic relations order with respect to such payments in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(C);

3. Notwithstanding Article VII or a Deferral Agreement to the contrary, if a Participant’s vested Deferral Benefit is less than the applicable annual deferral limit pursuant to Section 402(g)(1)(B) of the Code ($15,500 in 2007) on the date of the Participant’s death [or Termination of Employment], then the distribution elections set forth in the applicable Deferral Agreements shall be disregarded and the Participant’s entire vested Deferral Benefit shall be paid in a lump sum distribution within 30 days after the beginning of the first calendar quarter that is at least six months after the Participant’s death or Termination of Employment in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(E).

[The provisions of the foregoing Section 10.18

were added to the Plan on August 14, 2007.]

ARTICLE XI

CLAIMS PROCEDURES

11.1 Filing a Claim. All claims with respect to a decision or action of the Committee shall be filed in writing by the Participant, his or her Beneficiary, or the authorized representative of the claimant by completing the procedures that the Committee establishes. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information. All claims under the Plan shall be filed in writing with the Committee according to the Committee’s procedures no later than one (1) year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, then the claim shall be barred.

11.2 Initial Review of Claim.

(a) Initial Period for Review of the Claim. The Committee promptly shall review all claims and shall decide whether to approve or deny the claim. If the claim is approved, the Committee shall furnish written notice of such approval to the claimant not more than ninety (90) days after the Committee receives the claim. If a claim is denied in whole or in part, the Committee shall furnish written notice of such denial to the claimant not more than ninety (90) days after the Committee receives the claim. The notice shall set forth the specific reason or reasons for the denial, reference to the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, a description of the appeal procedures with respect to such claim, including the applicable time limits, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for processing the claim, it shall give written notice of such extension to the claimant; and the extension shall not exceed ninety (90) days. The notice shall be given before the expiration of the 90-day period described in subsection (a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.3 Appeal of Denial of Claim. A claimant may appeal the denial of the claimant’s claim by requesting the Committee in writing to review such denial, may review pertinent documents considered by the Committee, and may submit issues or comments to the Committee in writing in support of such appeal. The claimant must request such review within a reasonable period of time prescribed by the Committee, but in no event shall such a period of time be less than sixty (60) days.

11.4 Review of Appeal.

(a) Initial Period for Review of the Appeal. The Committee shall review all denied claims which have been appealed and shall render its decision with respect to such appeal not more than sixty (60) days after the receipt of the appeal by the Committee. The claimant shall be notified of the Committee’s decision in a written notice; if the claimant’s appeal is denied, such notice shall set forth the specific reason or reasons for the denial, reference to the specific Plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice of such extension to the claimant; and the extension shall not exceed sixty (60) days. The notice shall be given before the expiration of the 60-day period described in subsection (a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.5 Form of Notice to Claimant. Notices to the claimant required by this Article XI shall be given in writing or electronically and shall be written in a manner calculated to be understood by the claimant. If the notice is given electronically, it shall comply with the requirements of Department of Labor Regulation § 2520.104b-1(c)(1)(i), (iii), and (iv).